Exhibit 99.1

Encore Acquisition Company Reports Record Third Quarter 2004 Financial and Operating Results

FORT WORTH, Texas—(BUSINESS WIRE)—October 26, 2004

Encore Acquisition Company (NYSE:EAC) today reported record quarterly net income of $21.0 million ($0.64 per diluted share) for the third quarter of 2004. This represents an increase of 33% over third quarter 2003 net income of $15.8 million ($0.52 per diluted share). Encore’s production volumes achieved record levels, averaging 25,779 BOE per day during the third quarter of 2004 as compared to 22,663 BOE per day during the third quarter of 2003, an increase of 14%. Production volumes for the current quarter were comprised of 18,419 Bbls per day of oil and 44,160 Mcf per day of natural gas. The reported production volumes are net of the net profits interest burden on the Cedar Creek Anticline of 367 BOE per day during the third quarter of 2003 and 1,114 BOE per day in the current quarter. Encore’s record production volumes combined with higher commodity prices during the current quarter give rise to record quarterly oil and natural gas revenues of $79.3 million. This represents a 42% increase over third quarter 2003 oil and natural gas revenues of $55.7 million. Higher commodity prices were reflected in the average net combined price of $33.42 per BOE Encore reported for the third quarter of 2004 as compared to $26.73 per BOE reported for the third quarter of 2003.

“Encore is well positioned; our inventory of development opportunities holds us in good stead. Through future drilling and high-pressure air we should continue to grow production.” stated Jon Brumley, CEO and Chairman.

Lease operations expense increased from $4.70 per BOE reported in the third quarter of 2003 to $5.31 per BOE in the third quarter of 2004. General and administrative expense increased from $0.96 per BOE in the third quarter of 2003 to $1.21 per BOE in the third quarter of 2004. DD&A expense per BOE of $5.38 for the third quarter of 2004 increased from the $4.06 per BOE recorded for the third quarter of 2003. Encore recorded a non-cash derivative fair value expense of $2.3 million ($0.04 per diluted share after-tax) as a result of Statement of Financial Accounting Standards No. 133.

Development Activities:

Encore invested $52.8 million in development projects during the third quarter of 2004, $9.3 million of which was invested in the Company’s high-pressure air injection tertiary recovery projects in the Little Beaver Unit and the Pennel Unit of the Cedar Creek Anticline. The capital was invested in 32 (29.4 net) new operated vertical producing wells, 7 (6.5 net) operated horizontal wells, 8 (7.9 net) operated horizontal re-entry wells and 6 (5.6 net) operated service/injection wells. The Company also participated in the drilling of 19 (2.7 net) non-operated vertical producing wells and 1 (0.02 net) non-operated service well. The Company is currently investing capital on its operated properties with five rigs drilling in the Cedar Creek Anticline and seven in the Company’s other producing areas.

Outlook for Fourth Quarter:

Production in the fourth quarter is expected to be in line with third quarter levels. The Company expects lease operations expense to be approximately $5.35 per BOE, general and administrative expense to be approximately $1.30 per BOE and DD&A expense to be approximately $5.40 per BOE. The Company anticipates an effective tax rate of approximately 36%, with 90% deferred. The Company has budgeted $53.0 million for development projects in the fourth quarter, including $5.0 million relating to the existing HPAI tertiary recovery projects currently underway in the CCA.

Conference Call:

Encore will host a conference call and simultaneous webcast on Wednesday, October 27, 2004 at 9:30 AM CDT. The conference call can be accessed by dialing 877-356-9552 and supplying the title “Encore Acquisition Company Conference Call” and the webcast can be accessed via www.encoreacq.com. A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 1504008. The replay will be available through November 3, 2004. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected production levels and growth; the effect of the Cortez and Overton acquisitions on future earnings, cash flows and production; changes in the Company’s capital budget; future growth; projected lease operations, general and administrative, and DD&A expense; expected capital expenditures and the focus of the Company’s capital program; projected borrowings under the Company’s revolving credit facility; the Company’s expected effective tax rate; and the percentage of tax deferred. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of Encore’s operations; inaccuracies in the assessment of reserves or daily or annual production with respect to acquisitions; inaccuracies in Encore’s assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense related to acquisitions; the amount, nature, and timing of capital expenditures and the drilling of wells; the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses; marketing of oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Consolidated Statements of Operations Data:	(unaudited)		(unaudited)

Revenues:
Oil	$58,243	$44,538	$157,892	$131,674
Natural gas	21,009	11,186	50,773	31,080

Total revenues	79,252	55,724	208,665	162,754

Expenses:
Production —
Lease operations	12,589	9,795	33,752	27,888
Production, ad valorem, and severance taxes	8,117	5,449	21,117	16,713
Depletion, depreciation, and amortization	12,750	8,471	33,262	23,957
Exploration	462	—	2,159	—
G&A (excluding non-cash stock based compensation)	2,858	2,006	7,616	6,796
Non-cash stock based compensation	796	165	1,413	460
Derivative fair value (gain) loss	2,301	18	3,424	(1,818)
Other operating	1,369	1,031	3,462	1,913

Total operating expenses	41,242	26,935	106,205	75,909

Operating income	38,010	28,789	102,460	86,845
Interest and other	(6,469)	(3,934)	(16,526)	(12,058)

Income before income taxes and cumulative effect of accounting change	31,541	24,855	85,934	74,787
Current income tax provision	(1,042)	(289)	(3,046)	(1,647)
Deferred income tax provision	(9,485)	(8,798)	(26,981)	(26,024)

Income before cumulative effect of accounting change	21,014	15,768	55,907	47,116
Cumulative effect of accounting change, net of taxes	—	—	—	863

Net income	$21,014	$15,768	$55,907	$47,979

Income before cumulative effect of accounting change per common share:
Basic	$0.65	$0.52	$1.80	$1.57
Diluted	0.64	0.52	1.78	1.56
Net income per common share:
Basic	$0.65	$0.52	$1.80	$1.60
Diluted	0.64	0.52	1.78	1.58
Weighted average common shares outstanding:
Basic	32,297	30,103	31,074	30,071
Diluted	32,735	30,332	31,481	30,274

Condensed Consolidated Statements of Cash Flows:
Operating activities
Net income			$55,907	$47,979
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items			74,669	54,208
Changes in operating assets and liabilities			(3,476)	(7,381)

Net cash provided by operating activities			127,100	94,806

Net cash used by investing activities			(365,814)	(123,862)
Financing activities
Net proceeds from issuance of common stock			53,223	—
Net proceeds from long-term debt			181,208	15,000
Other			4,944	1,652

Net cash provided by financing activities			239,375	16,652

Increase (decrease) in cash and cash equivalents			661	(12,404)
Cash and cash equivalents, beginning of period			431	13,057

Cash and cash equivalents, end of period			$1,092	$653

	September 30, 2004	December 31, 2003
Condensed Consolidated Balance Sheets:	(unaudited)
Total assets	$1,076,027	$672,138

Liabilities	$278,151	$134,163
Long-term debt	365,000	179,000
Stockholders’ equity	432,876	358,975

Total liabilities and stockholders’ equity	$1,076,027	$672,138

Working capital (a)	$(28,591)	$(52)

(a) Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Selected Financial Data:

Production volumes:
Oil (MBbls)	1,695	1,679	4,994	4,961
Natural gas (MMcf)	4,063	2,433	9,796	6,355
Combined (MBOE)	2,372	2,085	6,626	6,020

Daily production:
Oil (Bbls/d)	18,419	18,255	18,226	18,172
Gas (Mcf/d)	44,160	26,447	35,751	23,278
Combined (BOE/d)	25,779	22,663	24,184	22,052

Average prices:
Oil (per Bbl)	$34.37	$26.52	$31.62	$26.54
Gas (per Mcf)	5.17	4.60	5.18	4.89
Combined (per BOE)	33.42	26.73	31.49	27.04

Average costs per BOE:
Lease operations expense	$5.31	$4.70	$5.09	$4.63
Production, ad valorem and severance taxes	3.42	2.61	3.19	2.78
DD&A	5.38	4.06	5.02	3.98
G&A (excluding non-cash stock based comp)	1.21	0.96	1.15	1.13

Derivative Summary as of September 30, 2004

Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Oct — Dec 2004	18,000	$24.33	6,000	$29.37	500	$26.48
Jan — June 2005	15,500	27.55	3,500	31.89	1,000	25.12
July — Dec 2005	12,500	27.84	2,500	31.07	1,000	25.12
Jan — Dec 2006	1,000	27.50	1,000	29.88	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Oct — Dec 2004	20,000	$4.07	7,500	$6.02	15,000	$5.47
Jan — Dec 2005	10,000	4.84	5,000	5.97	12,500	4.96
Jan — Dec 2006	5,000	4.85	5,000	5.68	12,500	5.02
Jan — Dec 2007	—	—	—	—	10,000	4.99

Interest Rate Swap

Expiration	Notional	Encore Pays	Encore Receives
June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%